      As filed with the Securities and Exchange Commission on March 8, 1999
                                              Registration Nos. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)

            Nevada                                      13-3130236
 (State or other jurisdiction                       of (I.R.S. Employer
incorporation or organization)                    Identification Number)


                               444 Madison Avenue
                            New York, New York 10022
                                 (212) 688-3333
                        (Address and telephone number of
                    registrant's principal executive offices)

                               DR. GEORGE N. FARIS
                             Chief Executive Officer
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                         444 Madison Avenue, Suite 3203
                            New York, New York 10022
                            Telephone: (212) 688-3333
                           Telecopier: (212) 688-6657
                               (Name, address and
                     telephone number of agent for service)
                                   Copies to:
                               CHARLES SNOW, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                               Fax: (212) 949-7052

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


Title of Each                             Proposed Maximum
Class                                     Aggregate           Proposed          Amount of
of Securities          Amount to be       Offering Price      Maximum           Registration
to be Registered       Registered         Per Security(1)     Offering Price    (1)Fee
----------------       ----------         ---------------     --------------    ------------

Common Stock,           6,750,978 (2)       $1.00  (3)         $6,750,978       $1,876.77(1)
$.08 par value


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents shares to be sold by the selling securityholders named herein, including

      o up to 4,505,000 shares that have been or may be acquired upon conversion of the Registrant's 14% convertible notes due April 21, 2000, or in payment of accrued interest on the convertible notes

      o 1,795,978 shares that may be acquired upon exercise of outstanding warrants

      o 125,000 shares acquired for consulting services

      o 325,000 shares that may be acquired upon exercise of outstanding options

      Also includes an indeterminate number of shares that the selling securityholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the convertible notes and options.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(3) based upon the closing price of the common stock on the Nasdaq National Market on March 5, 1999.

                             -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

         The prospectus included in this Registration Statement relates to the resale by the selling securityholders of:

         1. An aggregate of 6,750,978 shares of common stock subject to this Registration Statement.

         2. An aggregate of 10,527,752 shares of common stock subject to the Registrant's Registration Statement on Form S-3 (Registration No. 333-52859), declared effective on May 27, 1998, including

                  o 7,509,202 shares that the selling securityholders have acquired or may acquire upon conversion of the Registrant's 14% convertible notes due April 21, 2000 or in payment of accrued interest thereon, of which approximately 5,000 shares remain available

                  o 3,018,550 shares that the selling securityholders may acquire upon exercise of warrants, all of which remain available.

       PRELIMINARY PROSPECTUS DATED MARCH 8, 1999, SUBJECT TO COMPLETION.


                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                                  Common Stock

The selling securityholders named in this prospectus are offering and selling shares of common stock of American International Petroleum Corporation, including

     o up to 3,312,547 shares that they have acquired or may acquire upon conversion of our 14% convertible notes due April 21, 2000, and in payment of accrued interest on the convertible notes, at an assumed conversion price of $.9297 per share

     o 5,812,028 shares that they may acquire upon exercise of warrants, including 3,700,000 shares offered by our prospectus dated May 27, 1998, which is superseded by this prospectus

     o 325,000 shares that they may acquire upon exercise of options

     o 125,000 shares acquired for consulting services

The common stock is quoted on the Nasdaq National Market under the symbol
"AIPN".

The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" commencing on page 3 before purchasing the common stock.

Our executive offices are at 444 Madison Avenue, New York, New York 10022, and our telephone number is 212-688-3333.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is __________, 1999

Information Contained Herein Is Subject to Completion or Amendment. A Registration Statement Relating to These Securities Has Been Filed With The Securities And Exchange Commission. These Securities May Not Be Sold Nor May Offers to Buy Be Sold Nor May Offers to Buy Be Accepted Prior to The Time The Registration Statement Becomes Effective. This Prospectus Shall Not Constitute an Offer to Sell or the Solicitation of an offer to Buy Nor Shall There Be Any Sale of These Securities in Any State in Which Such Offer, Solicitation or Sale Would Be Unlawful Prior to Registration or Qualification under the Securities Laws of Any State.

                               Table of Contents

                                                                            Page
                                                                            ----

Risk Factors ...........................................................       3
Forward Looking Statements .............................................       9
Selling Securityholders ................................................      10
Plan of Distribution ...................................................      11
Information About the Company ..........................................      12
Legal Matters ..........................................................      13
Experts ................................................................      13



                                 ---------------

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

Need For Additional Financing. During 1999, we may require additional financing to supplement anticipated cash flows from our refinery operations in Lake Charles, Louisiana in order to meet operating and certain other funding obligations. In the event we are unable to obtain the necessary financing to meet these obligations, our ability to continue operations at current levels will be materially and adversely effected. In addition, our oil and gas license in Kazakhstan could be revoked. We may need to raise additional funds through public or private financings, including equity financings, that may be dilutive to stockholders. We cannot give you any assurance that we will be able to raise additional funds if our capital resources are exhausted, or that funds will be available on terms acceptable to us or at all.

Lack of Proven Reserves of Gas or Oil. Although we have identified structures within our Kazakstan license area, we have only just begun to drill these prospects and accordingly, we do not have any proven reserves of oil and gas. In order to establish such reserves, we will have to incur all of the risks associated with such exploration described below.

Risk of Capital Losses Due to Speculative Nature of Oil and Gas Industry. Oil and gas exploration is extremely speculative, involving a high degree of risk. Even if reserves are found as a result of drilling, profitable production from reserves cannot be assured. We may not recover any oil or gas from drilling and if we do recover oil or gas, market conditions may be unfavorable and we may not be able to recover the costs of the drilling or receive any profits. In addition, our current financial condition and available cash resources may prevent our ability to drill offset wells.

Exposure to Losses From Drilling And Other Hazards. Unusual or unexpected formation pressures, down-hole fires or other hazardous conditions may be encountered in drilling oil and gas wells and in the refining of oil. If we encounter such hazards, completion of wells may be substantially delayed and the costs significantly increased. Even though a well is completed and is found to be productive, water or other deleterious substances may be encountered, which may impair or prevent production of oil or gas, and which may adversely affect our operations. In addition, floods and adverse weather conditions can hinder or delay feedstock and product movements at our refinery in Lake Charles, Louisiana and drilling and production operations. Labor disputes, work stoppages, shortages of equipment and materials or the unavailability of oil barges and drilling rigs can also disrupt drilling and production operations.

Environmental Hazards. Our operations are subject to all of the environmental risks normally incident to oil and gas exploration, drilling, and refining activities, which include, but are not limited to, blowouts, pollution and fires. Any of these occurrences could result in environmental damage or destruction, including the discharge of hazardous materials into the environment. Although we maintain comprehensive and general liability coverage as is customary in the oil and gas industry, and coverage against certain risks, we are not fully covered for damages incurred as a consequence of environmental mishaps. To the extent we are covered, the coverage may not be adequate protection in the event of an environmental problem.

Potential Cost Increases And Delays Due to Possible Shortages of Personnel And Drilling Equipment. It is possible that field personnel, drilling rigs, pipes, casing, or other tubular goods will not be available when needed for the drilling, completion or operation of our prospects and wells. This possibility could result in drilling or completion delays and, in some instances, result in additional costs beyond normal drilling and completion costs, which could adversely effect us.

Intense Competition And Uncertain Markets. The oil and gas industry is highly competitive. Many companies are likely to compete against us for producing properties and most of these companies have greater experience and financial resources than us. Our success is dependent not only on the productivity of the producing properties and the ultimate sale of said production, but also on:

      o market prices for oil and gas, which are highly unstable

      o operating costs incurred in producing the oil and/or gas

      o transportation costs

      o the cost of crude oil feedstocks

Energy Market Subject to Fluctuation. The revenues generated from our oil and gas operations and the carrying value of our oil and gas properties are highly dependent on the prices for oil and natural gas. The price we receive for our oil is dependent upon numerous factors which are beyond our control and are unpredictable. Some of these factors are:

      o the quantity and quality of the oil or gas produced

      o the overall supply of domestic and foreign oil or gas from currently producing and subsequently discovered fields

      o the extent of importation of foreign oil or gas

      o the marketing and competitive position of other fuels, including alternative fuels, as well as other sources of energy

      o the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas

      o the regulation of allowable production by governmental authorities

      o international political developments, including nationalization of oil wells and political unrest or upheaval in the areas of the world in which we have an interest or plans to conduct operations

Government Legislation May Limit Revenues or Increase Costs. Our exploration in western Kazakstan is subject to regulations imposed by the Kazakstan government. The Kazakstan government may limit oil and gas production and impose taxes on oil and gas when sold. We cannot predict, whether such governmental actions may occur, nor anticipate the ultimate effect of governmental policies and contracts upon us. We will also be subject to the laws of jurisdictions through which oil and gas pipelines traverse. We cannot predict what policies these jurisdictions may follow, nor the impact of local regulations on our business.

Political and Economic Situation in Kazakstan. A favorable political climate in Kazakstan and the openness of its markets to United States trade is essential to our success in Kazakstan. The Confederation of Independent States ("CIS"), of which Kazakstan is part, have embraced political and economic reforms, but, there remains political and economic instability the result of which could be detrimental to our operations there.

Because the CIS countries are in the early stages of development of a market economy, the commercial framework in still developing along with commercial laws, their applications and the enforcement of these laws. Although Kazakstan's laws regarding foreign investment provide for protection against nationalization and confiscation, there is little or no judicial precedent in this area. Foreign firms operating in this region may be subject to numerous other risks that are not present in domestic operations, including political strife, the possibility of expropriation, inadequate distribution facilities, restrictions on royalties, dividends and currency remittances, inflation, fluctuations of foreign currencies, high and unpredictable levels of taxation, requirements for governmental approvals for new ventures and local participation in operations.

Currency Risks. Trading in CIS currencies has been characterized by significant declines in value and considerable volatility. Although in recent months, CIS currencies have experienced relative stability against the U.S. dollar, there is a risk of further declines in value and continued volatility in the future. Where major capital expenditures involve importation of equipment and the like, current law permits the conversion of CIS revenues into foreign currency to make such payments. CIS currencies are generally not convertible outside CIS countries. If we discover oil or gas in the license area, and sell the oil or gas in a CIS country, currency liquidity and restrictions may adversely effect us. However, we may receive and hold U.S. Dollars within the CIS countries, which may mitigate the currency risk there. A market exists within CIS countries for the conversion of CIS currencies into other currencies, but it is limited in size and is subject to rules limiting the purposes for which conversion may be effected. The limited availability of other currencies may tend to inflate their values relative to CIS currencies and we cannot give you any assurance that such a market will continue to exist. Moreover, the banking systems in CIS countries are not yet as developed as its Western counterparts and considerable delays may occur in the transfer of funds within, and the remittance of funds out of these countries. Any delay in converting CIS currencies into a foreign currency in order to make a payment or delay in the transfer of such foreign currency could have a material adverse effect on us.

Currency Controls; Restrictions on Repatriation of Payments. While applicable legislation in the CIS currently permits the repatriation of profits and capital and the making of other payments in hard currency, our ability to repatriate such profits and capital and to make such other payments is dependent upon the continuation of the existing legal regimes for currency control and foreign investment, administrative policies and practices in the enforcement of such legal regimes and the availability of foreign exchange in sufficient quantities in those countries.

Limited Operating History of Refinery for Production of Asphalt. Since the first quarter of 1998, we have been engaged in the production and sale of asphalt products at our refinery in Lake Charles, Louisiana. Our refinery operation is subject to all of the risks and hazards associated with the establishment of a new business. Problems that can occur in the early stages of a business include delays, unanticipated expenses, marketing uncertainties, ability to obtain market acceptance of products, competition and production problems. Asphalt is a petroleum product and its production and sale is subject to many of the risks associated with oil and gas operations, including availability of transportation facilities, environmental hazards, cost increases, shortages of equipment and personnel, competition, fluctuation in the costs of crude oil supplies for the refinery, fluctuations in the price of finished products and transportation, government regulation, labor disputes, fire, adverse weather and inability to adequately and fully insure potential casualty losses.

Dependence on Key Personnel. Our success is dependent upon the efforts, abilities and expertise of our Chief Executive Officer, Dr. George N. Faris, as well as other key management personnel. Dr. Faris is employed pursuant to an employment agreement which renews automatically each year until written notice of termination is given by either Dr. Faris or us not later than 180 days prior to May 1 of any renewal term. We also maintain a $2,000,000 key man life insurance policy on the life of Dr. Faris. Our future success also is dependent, in part, on our ability to attract and retain qualified personnel. We cannot give you any assurance that we will be able to attract and retain qualified individuals. As compared to other publicly traded oil and gas companies, we have fewer resources to attract and/or retain key personnel, and we do not have the depth of managerial employees to rely upon in the event of the loss of any single employee. Accordingly, the loss of any key employee could have a material adverse affect on the operations of our business.

Continued Listing Requirements for Nasdaq Securities. Our securities are traded on the Nasdaq National Market System ("Nasdaq-NMS"). Continued listing on Nasdaq-NMS requires, among other criteria, a company to have tangible assets of at least $4,000,000 and that the listed security(s) (other than those owned by directors, officers, and other beneficial owners of more than 10% of such securities) have a market value of at least $5,000,000 and a minimum bid price of $1.00. Recently, the market price of our common stock has been as low as $.94. We cannot give you any assurance as to our continued listing on Nasdaq.
If we were delisted from Nasdaq, we would seek to have our securities listed on a securities exchange, subject to our ability to satisfy the eligibility criteria for listing. If we were unable to obtain such listing, trading, if any, in our securities would thereafter have to be conducted in the OTC Bulletin Board. As a result, an investor might find it more difficult to dispose of the common stock due to our reduced visibility on the market.

Risks Relating to Low-Priced Stocks. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system. The penny stock rules, particularly Rule 15g-9 under the Securities Exchange Act, require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. Bid and offer quotations, and the broker dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

If the common stock were no longer traded on Nasdaq, the common stock, depending on its market price, would be subject to the penny stock rules. If the common stock becomes subject to the penny stock rules, investors may find it more difficult to sell the common stock.

Possible Adverse Effect of Future Sales of Common Stock on the Market Price of the Common Stock. As of February 22, 1999, there were 66,216,889 shares of common stock outstanding, of which 63,156,927 shares are transferable without restriction under the Securities Act. The remaining 3,059,962 shares are restricted securities which may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. An additional

      o 3,312,547 shares may be acquired upon conversion of our 14% convertible notes, at an assumed conversion price of $0.9297 per share. The actual conversion price is computed by reference to 85% of the lowest five consecutive daily weighted average sales price of the common stock on the Nasdaq National Market for the 40-day trading period preceding the date of conversion.

      o 7,751,938 shares may be acquired upon conversion of our 5% convertible debentures, at an assumed conversion price of $1.29 per share. The actual conversion price is computed by reference to the lesser of $1.288 and 85% of the average of the lowest 3 daily weighted average sale prices for the 20 trading days prior to the date of conversion.


      o 5,419,250 shares may be acquired upon exercise of stock options granted pursuant to our employee stock option plans at exercise prices ranging from $.50 to $2.00 per share.

      o 8,558,746 shares may be acquired upon exercise of warrants having exercise prices ranging from $.40 to $3.00 per share.

Substantially all of such shares, when issued, may be immediately resold in the public market pursuant to effective registration statements under the Securities Act. We cannot give you any assurance as to the effect, if any, that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock, or the possibility of such sales, could adversely affect the market price of the common stock and also impair our ability to raise capital through an offering of equity securities in the future.



                           Forward Looking Statements

         Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as may, "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                            Selling Securityholders

The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of February 22, 1999, and the number of shares that each selling securityholder may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with American International Petroleum Corporation or any of its predecessors or affiliates.

The selling securityholders are offering up to 9,574,575 shares by this prospectus, including

    o 3,312,547 shares that they have acquired or may acquire upon conversion of, and in payment of accrued interest on, our 14% convertible notes, at an assumed conversion price of $.9297, representing 85% of the lowest five consecutive daily weighted average sales price of the common stock on the Nasdaq National Market System for the 40-day trading period preceding December 31, 1998.

    o 5,812,028 shares that they may acquire upon exercise of warrants, including 3,700,000 shares offered by our prospectus dated May 27, 1998, which is superseded by this prospectus

    o  325,000 shares that they may acquire upon exercise of options

    o  125,000 shares acquired for consulting services

The number of shares listed below as beneficially owned before the offering by each selling securityholder owning convertible notes has been computed, in part, based upon the terms of the convertible notes, which provide that the number of shares that the selling securityholders may acquire upon conversion may not exceed that number which would render those selling securityholders, as a group, the beneficial owners of more than 9.99% of the then issued and outstanding shares of common stock. As of February 22, 1999, we had 66,216,889 shares of common stock outstanding.


For purposes of computing the number and percentage of shares beneficially owned by each selling securityholder as of February 22, 1999, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder. Each of the selling securityholders specifically disclaims beneficial ownership of the shares of common stock owned (or that it may acquire upon exercise or conversion of any derivative securities owned) by the other selling securityholders and, as such, the number of shares of common stock indicated does not reflect any shares of common stock beneficially owned by any other selling securityholder.

                                       Beneficial Ownership                               Beneficial Ownership
                                       of Common Stock Before        Shares of Common       of Common Stock
                                             Offering                  Stock Offered        After Offering
Name of Selling                      -------------------------       ----------------     --------------------
Securityholder                       Number          Percent                              Number        Percent
--------------                       ------        -----------                            ------        -------
Holders of convertible
notes and warrants:

IEO Holdings                        1,351,365        2.0%               1,721,705            0            --
Limited (1)
Hunkins Waterfront Plaza
Main Street, P.O. Box 556
Charlestown, Nevis, West Indies

Summit Capital Limited                668,857        1.0%                 860,853            0            --
Hunkins Waterfront Plaza
Main Street, P.O. Box 556
Charlestown, Nevis, West Indies


Glacier Capital Limited               668,857        1.0%                 860,853            0            --
Hunkins Waterfront Plaza
Main Street, P.O. Box 556
Charlestown, Nevis, West Indies

Infinity Investors Limited          4,226,610        5.9%               5,165,114            0            --
Hunkins Waterfront Plaza
Main Street, P.O. Box 556
Charlestown, Nevis, West Indies

Other Securityholders:

LKB Financial LLC                     380,050(2)      *                   316,050(2)      64,000          *
4555 Mansell Road,
Suite 300
Alpharetta, Georgia 30202

Continental Capital &                 325,000(3)      *                   325,000(3)          0           --
Equity Corporation
195 Wekiva Springs Road
Suite 200
Longwood, Florida 32779

Stephen B. Booke                       62,500(4)      *                    62,500(4)          0           --
355 Lexington Avenue
New York, New York 10017

Gerald A. Amato                        62,500(4)      *                    62,500(4)          0           --
355 Lexington Avenue
New York, New York 10017

GCA Strategic
Investment Fund Limited               200,000(5)      *                   200,000(5)          0           --
c/o Prime Management Ltd.
12 Church St.
Hamilton, Bermuda HM11

-------------------
*   Less than one percent (1%).

(1) IEO Holdings Limited is a wholly owned subsidiary of Infinity Emerging Opportunities Limited.

(2) Includes 316,050 shares that may be acquired upon exercise of outstanding warrants.

(3) Includes 125,000 shares acquired for consulting services and 200,000 shares that may be acquired upon exercise of outstanding options.

(4) Represents 62,500 shares that may be acquired upon exercise of outstanding options.

(5) Represents 200,000 shares that may be acquired upon exercise of outstanding warrants.

The shares of common stock offered by this prospectus have been registered pursuant to registration rights granted to the selling securityholders. We have agreed to pay all of the registration and filing fees, printing expenses, blue sky fees, if any, fees and disbursements of our counsel, and in the case of the selling securityholders who are holders of the convertible notes and warrants, certain fees and disbursements of one counsel for those selling securityholders (not to exceed $25,000). The selling securityholders have agreed to pay any underwriting discounts and selling commissions. In addition, we have agreed to indemnify the selling securityholders who are holders of the convertible notes and warrants, underwriters who may be selected by them and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Those selling securityholders also have agreed, at our request, to indemnify our officers, directors and persons controlling American International Petroleum Corporation against such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling American International Petroleum Corporation pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              Plan of Distribution

The selling securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to the following types of transactions:

    o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

    o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

    o face-to-face transactions between sellers and purchasers without a broker-dealer.

The selling securityholders also may sell shares that qualify under Section 4(1) of the Securities Act or Rule 144.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by underwriters who may be selected by the selling securityholders, or any broker-dealer, acting as principal or agent for the selling securityholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

                          Information About The Company

      At American International Petroleum Corporation, we, through our wholly owned subsidiaries:

      o Produce, process and market conventional and technologically advanced polymer asphalt, vacuum gas, oil and other products at our refinery in Lake Charles, Louisiana utilizing low-cost, low-gravity, high sulphur crudes.

      o Blend and market asphalt to the Florida and Georgia asphalt markets utilizing our refinery in St. Marks Florida as a distribution facility.

      o Engage in oil and gas exploration and development in western Kazakstan, where we own a 70% working interest in a 20,000 square kilometer exploration block.

We also are seeking other oil and gas projects in the United States, Russia and Central Asia.

      We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

      Information Incorporated by Reference

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:


      1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including any amendment to that report.

      2. Proxy Statement dated May 15, 1998.

      3. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, including any amendment to those reports.

      4. Current Report on Form 8-K dated March 1, 1999.

      5. The description of the common stock contained in our Registration Statement on Form 8-A (File No. 0-14905) under Section 12 of the Securities Exchange Act, including any amendment or report updating that description.

You may request a copy of these filings, at no cost, by writing or calling us at:

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                               444 Madison Avenue
                            New York, New York 10022
                         Attention: Corporate Secretary
                            Telephone: (212) 688-3333

Recent Development

      On December 14, 1998, we received 25% of the outstanding shares of Zao Nafta, a Russian closed-end company with which we had planned to form a joint venture. Zao Nafta has 17 oil and gas licenses covering approximately 877,000 acres in the Samara and Saratov regions of Southwestern Russia.

      We had agreed to pay $11 million for a 75% working interest in the proposed joint venture, and paid a $300,000 advance on the purchase price.

      In June 1998 we withdrew from negotiations with Zao Nafta after we could not reach agreement on operational control of the proposed joint venture. We received the shares of Zao Nafta after Zao Nafta breached its obligation to return our $300,000 advance.

                                  Legal Matters

The validity of the shares of common stock offered by the prospectus has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. and an affiliated investment partnership hold 586,205 shares of common stock, all of which were issued for legal fees and disbursements.

                                     Experts

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in
Note 2 to the financial statements) of Hein + Associates LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing for the years ended December 31, 1996 and 1997, in reliance upon the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Notes 2 and 11 to the financial statements) of PricewaterhouseCoopers LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing for the year ended December 31, 1995, and in reliance upon the report of Bernardo Villegas Perez, independent auditor, given upon the authority of said firm as an expert in accounting and auditing for the year ended December 31, 1995.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses which will be paid by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby:

Securities and Exchange Commission registration fee.............   $ 1,876.77
Legal fees and expenses.........................................    10,000.00
Accounting fees.................................................     2,500.00
Printing........................................................     3,000.00
Miscellaneous...................................................   $ 2,623.23
                                                                   ----------
                        Total...................................   $20,000.00
                                                                   ==========



Item 15.      Indemnification of Directors and Officers

Under Section 78.751 of the Nevada Corporation Law ("NCL"), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

In accordance with Section 78.037(1) of the NCL, Article VIII of the Registrant's Certificate of Incorporation, as amended, eliminates the personal liability of the Registrant's directors to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

Article VII of the Registrant's Bylaws provides for indemnification of directors, officers and others as follows:

"On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding. On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding."

The Registrant maintains insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NCL.

Section 2.7(a) of the Registration Rights Agreement among the Registrant and the selling securityholders provides for indemnification by the Registrant of the selling securityholders, any underwriters who participate in the distribution of the shares of common stock offered hereby on behalf of the selling securityholders, the directors, officers and any persons who control the selling securityholders against certain liabilities under the Securities Act. In addition, Section 2.7(b) of the Registration Rights Agreement provides that, at the request of the Registrant, the selling securityholders will indemnify the Registrant and its directors, officers and any persons who control the Registrant against certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.      Exhibits

 4.1*    Form of 14% Convertible Note due April 21, 2000

 4.2* Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of April 21, 1998.

 4.3** Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of October 9, 1997.

 4.4*    Securities Purchase Agreement dated as of April 21, 1998.

 4.5* Agreement and First Amendment dated as of April 21, 1998 to Securities Purchase Agreement dated as of October 9, 1997.

 4.6*    Registration Rights Agreement dated as of April 21, 1998.

 4.7 Letter Agreement dated January 22, 1999 amending Securities Purchase Agreement dated as of April 21, 1998.

 4.8*** Form of Closing Warrant issued pursuant to the Equity Financing Agreement dated as of April 21, 1998.

 4.9 Form of Warrant issued to GCA Strategic Investment Fund Limited on January 22, 1999

 5.1     Opinion of Snow Becker Krauss P.C.

10.1     Form of Option Agreement with Continental Capital & Equity Corporation

10.2     Form of Option Agreement with Stephen B. Booke and Gerald A. Amato

23.1     Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

23.2     Consent of PricewaterhouseCoopers LLP.

23.3     Consent of Hein + Associates LLP.

23.4     Consent of Bernardo Villagas Perez

24.1 Powers of Attorney (included on the signature page of this Registration Statement)

---------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-52859), declared effective on May 27, 1998.

** Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

*** Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-56981), filed on June 16, 1998.

Item 17.      Undertakings.

The undersigned Registrant hereby undertakes that it will:

(a) (1) File, during any period in which it offers or sells the securities offered hereby, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 8, 1999.

American International Petroleum Corporation

By:  /s/ George N. Faris                           By:  /s/ Denis J. Fitzpatrick
     ------------------------------------               ---------------------------------
     Dr. George N. Faris                                Denis J. Fitzpatrick
     Chief Executive Officer and President              Chief Financial Officer
     (principal executive officer)                      (principal financial and accounting officer)

                                POWER OF ATTORNEY

Each of the undersigned hereby authorizes George N. Faris and/or Denis J. Fitzpatrick as his attorneys-in-fact to execute in the names of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such persons as attorneys-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 8, 1999 in the capacities stated.

Signature                                                      Title


/s/ George N. Faris
---------------------------                           Chief Executive Officer, President and Chairman of the
George N. Faris                                       Board of Directors (principal executive
                                                      officer)


/s/ Denis J. Fitzpatrick
---------------------------                           Vice President, Chief Financial Officer and
Denis J. Fitzpatrick                                  Secretary (principal financial and accounting
                                                      officer)

/s/ Donald G. Rynne
---------------------------                           Director
Donald G. Rynne

/s/ Daniel Y. Kim
---------------------------                           Director
Daniel Y. Kim

/s/ William R. Smart
---------------------------                           Director
William R. Smart


/s/ Richard Murphy
---------------------------                           Director
Richard Murphy






                                  EXHIBIT INDEX

Exhibit No.                       Description

 4.1*     Form of 14% Convertible Note due April 21, 2000

 4.2* Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of April 21, 1998.

 4.3** Form of Warrant issued pursuant to the Securities Purchase Agreement dated as of October 9, 1997.

 4.4*     Securities Purchase Agreement dated as of April 21, 1998.

 4.5* Agreement and First Amendment dated as of April 21, 1998 to Securities Purchase Agreement dated as of October 9, 1997.

 4.6*     Registration Rights Agreement dated as of April 21, 1998.

 4.7 Letter Agreement dated January 22, 1999 amending Securities Purchase Agreement dated as of April 21, 1998.

 4.8*** Form of Closing Warrant issued pursuant to the Equity Financing Agreement dated as of April 21, 1998.

 4.9 Form of Warrant issued to GCA Strategic Investment Fund Limited on January 22, 1999.

 5.1      Opinion of Snow Becker Krauss P.C.

10.1      Form of Option Agreement with Continental Capital & Equity Corporation

10.2      Form of Option Agreement with Stephen B. Booke and Gerald A. Amato

23.1      Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

23.2      Consent of PricewaterhouseCoopers LLP.

23.3      Consent of Hein + Associates LLP.

23.4      Consent of Bernardo Villagas Perez

24.1 Powers of Attorney (included on the signature page of this Registration Statement)

------------
* Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

** Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-52859), declared effective on May 27, 1998.

*** Incorporated by reference to the Registrant's Registration Statement on Form S-3 (Registration No. 333-56981), filed on June 16, 1998.